Exhibit 99.1

ZyVersa Therapeutics to Become a Publicly Traded Biopharma Company via Merger with Larkspur Health Acquisition Corp.

●	ZyVersa is a clinical stage biopharmaceutical company developing first-in-class product candidates to address significant unmet medical needs of patients with renal and inflammatory diseases

●	Lead renal product candidate, phase 2a-ready VAR 200, mediates removal of excess intracellular lipids that contribute to kidney damage leading to end-stage renal disease

●	Lead anti-inflammatory product candidate, inflammasome ASC inhibitor (IC 100), blocks initiation and perpetuation of damaging inflammation that’s pathogenic in a multitude of inflammatory diseases

●	Transaction proceeds will advance clinical evaluation of VAR 200 and progress IC 100 into the clinic

●	Combined company to have an implied initial enterprise value of approximately $108.92 Million, and the transaction is expected to deliver cash proceeds of around $83.12 Million to ZyVersa (assuming no redemptions) to fund ZyVersa’s clinical development programs

●	Transaction expected to be completed in fourth quarter of 2022; combined company expected to be listed on NASDAQ under ticker “ZVSA”

Weston, FL and Bridgewater, NJ (July 20, 2022) – ZyVersa Therapeutics, Inc. (“ZyVersa”), a clinical stage specialty biopharmaceutical company leveraging advanced, proprietary technologies to develop product candidates that address unmet medical needs in the areas of renal and inflammatory diseases, and Larkspur Health Acquisition Corp. (NASDAQ: LSPR or “Larkspur”), a blank-check special purpose acquisition company, announced today that they have entered into a definitive business combination agreement (the “Business Combination Agreement”). The business combination transaction is expected to provide ZyVersa with access to the public equity market, which the parties believe will escalate development of ZyVersa’s renal and inflammasome product candidate pipelines. Upon the business combination transaction closing, which is expected to occur in the fourth quarter of 2022, the combined company is expected to be named ZyVersa Therapeutics, Inc., which will continue to operate under the ZyVersa management team, led by Stephen C. Glover, Co-Founder, Chief Executive Officer, and Chairman. The combined company’s common stock is anticipated to be listed on NASDAQ under ticker symbol “ZVSA.”

“We are delighted to partner with Larkspur in this business combination. Their management and board have vast experience as investors and operating executives in the biopharmaceutical industry,” stated Mr. Glover. “This merger and entry into the public markets will enable us to escalate development of our pipeline drug candidates for targeted patients with renal and inflammatory diseases, who have the need for disease-modifying drugs that are well tolerated and safe. We believe our drug candidates in development for these patients have potential to meet these needs and help drive improved health outcomes,” added Mr. Glover.

“ZyVersa’s management team has deep scientific and operational experience, and the company has two exciting assets, IC 100 for inflammatory diseases and VAR 200 for renal diseases,” said Daniel J. O’Connor, Chairman and Chief Executive Officer of Larkspur. “IC 100, an inflammasome ASC inhibitor, blocks upstream intracellular initiation of the inflammatory cascade and extracellular perpetuation of inflammation, leading to potential for application in numerous, diverse inflammatory conditions. VAR 200, 2-hydroxypropyl-beta-cyclodextrin, is a cholesterol efflux mediator intended to reduce renal lipid accumulation that contributes to glomerular diseases and their progression. VAR 200’s lead indication is orphan focal segmental glomerulosclerosis. It also has potential to treat orphan Alport syndrome and diabetic kidney disease. ZyVersa’s CEO, Mr. Glover has co-founded and led multiple biopharma companies. Prior to co-founding ZyVersa, he was Co-founder and Chief Business Officer of Coherus BioSciences, a late-stage commercial biologics platform company focused on delivering biosimilar therapeutics which went public in 2014. Previously, Mr. Glover was President of Insmed Therapeutic Proteins and EVP and Chief Business Officer of Insmed Incorporated, where he was responsible for creating the company’s biosimilar business unit and divestiture of that business to Merck. He also led the strategic review process that resulted in the merger of Insmed and Transave,” added Mr. O’Connor. “Mr. Glover clearly excels in licensing, M&A, raising capital, and taking companies public. His current management team consists of successful leaders in drug development, manufacturing, and commercialization from his prior companies. We believe that ZyVersa is well positioned to create significant value for stockholders,” concluded Mr. O’Connor.

Transaction Overview

The combined company will have an estimated pro forma enterprise valuation of approximately $108.92 million. Cash proceeds from the transactions contemplated by the Business Combination Agreement (the “Transactions”) are expected to consist of up to approximately $77.67 million of cash held in Larkspur's trust account (before any redemptions by Larkspur's public stockholders and the payment of certain expenses) and approximately $7.00 million attributable to a private investment anchored by new institutional investors (the “PIPE Investment”). Proceeds from the PIPE Investment are expected to be used as working capital and to advance the clinical evaluation of VAR 200 and progress IC 100 into the clinic. The PIPE Investment expected to close in connection with the business combination is conditioned upon ZyVersa obtaining an additional interim financing, and also subject to the satisfaction of other customary closing conditions and a NASDAQ listing. After the closing of the Transactions and assuming no redemptions by Larkspur’s public stockholders, existing ZyVersa shareholders will retain 100% of their equity ownership and will own approximately 44.20% of the pro forma combined company.

The Transactions, which have been unanimously approved by the boards of directors of both ZyVersa and Larkspur, are subject to, among other customary closing conditions, approval by shareholders of Larkspur, and shareholders of ZyVersa.

A more detailed description of the transaction terms and a copy of the Business Combination Agreement and the definitive documents governing the PIPE Investment will be included in a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Larkspur. Larkspur will also file a registration statement (which will be a combined proxy statement and prospectus) with the SEC in connection with the Transactions.

Advisors

The Benchmark Company LLC and Noble Capital Markets, Inc. are serving as financial advisors to ZyVersa, and Lowenstein Sandler LLP is serving as legal advisor to ZyVersa. A.G.P./Alliance Global Partners, to which Manatt, Phelps & Phillips, LLP is serving as legal advisor, is serving as the exclusive financial advisor to Larkspur. Alston & Bird LLP is serving as legal advisor to Larkspur.

About ZyVersa Therapeutics, Inc.

ZyVersa is a clinical stage specialty biopharmaceutical company leveraging advanced, proprietary technologies to develop product candidates that address unmet medical needs in the areas of renal and inflammatory diseases. ZyVersa’s development pipeline includes phase 2a ready VAR 200, a cholesterol efflux mediator for treatment of rare kidney disease, focal segmental glomerulosclerosis. ZyVersa believes VAR 200 has the potential to treat other glomerular diseases, including Alport Syndrome and Diabetic Kidney Disease. ZyVersa’s development pipeline also includes IC 100, a novel inflammasome ASC inhibitor being developed to treat a multitude of inflammatory diseases. For more information, please visit www.zyversa.com.

About Larkspur Health Acquisition Corp.

Larkspur is a Special Purpose Acquisition Company (SPAC) formed to identify a biopharmaceutical company that can develop and thrive as a newly formed public company and benefit from Larkspur’s operational expertise and a significant infusion of capital. Each of Larkspur’s management team and board of directors have been former management and executive leadership of private and public biopharmaceutical companies and have over 50+ years of aggregate investment and operational experiences. The team strongly believes in the growth opportunities in the biotechnology industry. They are experienced operators who seek to partner with top innovators and thinkers in the biopharmaceutical field. As operators, their entrepreneurial approach enables support for management teams in making impactful decisions with an eye toward growth and operational excellence. For more information, please visit www.lsprhealth.com.

Important Information for Investors and Stockholders and Where to Find It

In connection with the transactions described herein, Larkspur intends to file a registration statement on Form S-4 that will include a proxy statement with respect to the stockholder meeting of Larkspur and a prospectus with respect to securities of the combined company. After the registration statement is declared effective by the SEC, the proxy statement/prospectus will be sent to all Larkspur and ZyVersa stockholders. Larkspur will also file other documents regarding the proposed business combination with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITIES HOLDERS OF LARKSPUR AND ZYVERSA ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AS THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Larkspur through the website maintained by the SEC at https://sec.gov/. In addition, the documents filed by Larkspur may be obtained free of charge from Larkspur’s website at www.lsprhealth.com or by written request to info@lsprhealth.com. Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Larkspur with the SEC which can be accessed at www.sec.gov as well as online at www.lsprhealth.com.

Participants in the Solicitation

Larkspur, ZyVersa, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Larkspur’s stockholders in connection with the proposed transaction. Information about Larkspur’s directors and executive officers and their ownership of Larkspur’s securities is set forth in Larkspur’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed Transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Larkspur Health Acquisition Corp. (“Larkspur”), and ZyVersa Therapeutics, Inc ("ZyVersa"). All statements other than statements of historical facts contained in this press release, including statements regarding Larkspur or ZyVersa’s future results of operations and financial position, the amount of cash expected to be available to ZyVersa after the closing and giving effect to any redemptions by Larkspur's stockholders, ZyVersa’s business strategy, prospective product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated product candidates, and expected use of proceeds, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following risks relating to the proposed transaction: the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Larkspur’s securities; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the Transactions, including due to failure to obtain approval of the shareholders of Larkspur or other conditions to closing in the Merger Agreement; the inability to obtain or maintain the listing of Larkspur's common stock on NASDAQ following the Transactions; the risk that the Transactions disrupt current plans and operations of ZyVersa as a result of the announcement and consummation of the Transactions; the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; the risks that ZyVersa's product candidates in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities; costs related to the Transactions; changes in applicable laws or regulations; the possibility that Larkspur or ZyVersa may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the Transactions, including those under "Risk Factors" therein, and in other filings with the SEC made by Larkspur.. Moreover, ZyVersa operates in a very competitive and rapidly changing environment. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Larkspur’s and ZyVersa’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law. Larkspur and ZyVersa assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Larkspur nor ZyVersa gives any assurance that either Larkspur or ZyVersa or the combined company will achieve its expectations.

ZyVersa Contacts:

Corporate and Media

Karen Cashmere

Chief Commercial Officer

kcashmere@zyversa.com

Larkspur Contacts:

Corporate and Media

David S. Briones

Chief Financial Officer

info@lsprhealth.com

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